EXHIBIT 10.46

SEPARATION AGREEMENT AND GENERAL

RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into by and between Stacey Sayetta (“you”), and Emerald X, LLC, a Delaware limited liability company (the “Company”). You and the Company (each a “Party” and collectively the “Parties”) acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and are intended to be final and binding.

RECITALS

WHEREAS, you entered into an offer letter with the Company, dated as of September 28, 2021 (the “Offer Letter”);

WHEREAS, you were previously granted nonqualified stock options (the “Options”) to acquire shares of common stock of Emerald Holding, Inc. (“Parent,” and together with the Company and its subsidiaries and affiliates, the “Company Group”) pursuant to the Emerald Holding, Inc. 2017 Omnibus Equity Plan and the applicable Stock Option Agreement (the “Option Agreements”); and

WHEREAS, as agreed between the Parties, your employment with the Company will end effective March 16, 2024 unless earlier terminated pursuant to this Agreement (your final date of employment with the Company, howsoever occurring, the “Separation Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Separation from Service; Transition.
(a)
The Parties agree that your employment with the Company will be terminated effective as of the Separation Date and you will cease to be an employee as of such date. You are entitled to (i) payment of any base salary earned but unpaid through the Separation Date, (ii) an annual bonus equal to $22,020 in respect of calendar year 2023, payable in the ordinary course, (iii) vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements and (iv) any unreimbursed expenses in accordance with Company policy (the “Accrued Amounts”).
(b)
During the period commencing on February 16, 2024, and ending on the Separation Date (the “Transition Period”), you agree that you will remain an employee in good standing and will reasonably assist in the transition process. You agree that gross negligence in the performance of your duties, or any other intentional action by you that materially adversely impacts the business or reputation of the Company will constitute “Cause” for termination of your employment by the Company and your base pay and benefits will terminate as of the last actual day worked and you will forfeit any and all Separation Benefits (defined below) under this Agreement and any vesting of your Options will cease as of the same date. If your employment is terminated by the Company for any reason other than Cause prior to the completion of the Transition Period, you will remain eligible to receive your base salary and benefits through the Transition Period, including the vesting of the Options, and the Separation Benefits, subject to and in accordance with the terms of this Agreement. If you choose to resign or cease to provide transition services prior to March 16, 2024, your Separation Date will be deemed to occur as of such date of resignation or cessation.

(c)
As of the Separation Date, you will resign from all positions you hold as an officer, director or member of the boards of directors (and any committee thereof) of the Company and its affiliates. You will execute such writings as are required to effectuate the foregoing.
(d)
Your health coverage under the Company’s group health plan will terminate on the last day of the month in which the Separation Date occurs. Thereafter, you will be provided an opportunity to continue health coverage for yourself and qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
(e)
You acknowledge that, except as explicitly set forth herein, you have received all wages, benefits and payments for all of your hours worked and that the Separation Benefits set forth in Section 2 herein constitutes the total consideration to be paid to you by the Company Group and is in lieu of, and not in addition to, any and all payments and/or consideration of any kind which at any time has been the subject of a prior discussion, representations, inducements or promises, oral or written, direct or indirect, contingent or otherwise.
2.
Separation Benefits. In recognition of your professional contributions to the Company and in consideration of, and subject to your compliance with the obligations herein, including the execution of this Agreement, the transition of your duties in accordance with Section 1(b) above, the occurrence of the First Release Effective Date (as defined in Section 8 below) and the Reaffirmation Effective Date (as defined on Exhibit A attached hereto), you will be entitled to the payments and benefits described in this Section 2 (collectively, the “Separation Benefits”):
(a)
The Company will pay you a lump sum payment equal to $262,500, less applicable taxes and withholdings, paid on the first payroll date following the Reaffirmation Effective Date.
(b)
The Company will pay you a total of $350,000 less applicable taxes and withholdings, payable in equal installments on the Company’s regular payroll dates over the 12- month period following the Separation Date (the “Separation Benefits Period”) commencing on the Company’s first payroll date following the Reaffirmation Effective Date, with any payments otherwise due prior to such payroll date paid on such date, less any monies owed by you to the Company. In the event you are rehired by any member of the Company Group as an employee at any time during the Separation Benefits Period, the payment of Separation Benefits Pay will terminate immediately on the date of such rehire.
(c)
In the event you timely elect to continue group health insurance coverage pursuant to COBRA, the Company will pay to the health insurance company directly on your behalf your COBRA continuation costs for the twelve (12) month period commencing on the first day of the first month following the Separation Date, after which time you will be fully responsible for the entire cost of COBRA coverage. In the event you become eligible for health insurance under another employer’s health plan, the foregoing payment obligation of the Company will cease and you must notify the Company within five (5) days of becoming eligible for such health plan by contacting Ren Akinci, EVP, People & Culture Officer, Ren.Akinci@emeraldx.com.

3.
Stock Options. Notwithstanding anything to the contrary in the Option Agreement(s), you will have one year from the Separation Date to exercise any Vested Portion of your Option (which, subject to the terms of this Agreement, will include an additional 10,521 shares subject to the Option granted on November 9, 2021 (split evenly across the three Tranches) and an additional 411 shares subject to the Option granted on March 1, 2023, in each case, that will vest on the Separation Date in accordance with the terms of the Option Agreement). For purposes of clarity, the “Post-Termination Exercise Period” shall be redefined as the close of business on the date that is 12 months after the Separation Date. Any Options that have not vested as of the Separation Date will be terminated and be of no further force or effect and any vested Options that are not exercised prior to the end of such one-year period will be terminated at the end of such period. Except as otherwise provided herein, the terms and conditions of the Option Agreement will remain in full force and effect and any capitalized terms in this paragraph not defined herein, will have the meaning ascribed to such terms in the Option Agreement.
4.
General Release.
(a)
As used in this Agreement, the term “claims” will include all claims, complaints, charges, demands, damages, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys' fees, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.
(b)
For and in consideration of the Separation Benefits described in Section 2 above, and other good and valuable consideration, the sufficiency of which you acknowledge, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, effective as of the date hereof, do fully and forever release, remise and discharge the Company and its current or previous direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, the “Released Group”) from any and all claims which you had, may have had, or now have against the Company or any other member of the Released Group, for or by reason of any matter, cause or thing whatsoever, known or unknown, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, intentional infliction of emotional harm or other tort, or under any federal, state or local law dealing with discrimination, including, without limitation, based on age, race, sex, national origin, handicap, religion, disability or sexual preference. This release of claims includes, but is not limited to, all claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments and (ii) arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), the Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, the Families First Coronavirus Response Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the Uniformed Services Employment and Reemployment Rights Act of 1994, the New York State Human Rights Law, the New York State Labor Law, the New York City Human Rights Law, the New York Civil Rights Law, and the New York City Administrative Code and all other federal, state, and local employment and labor laws and anti-discrimination laws, applicable common law and any other purported restriction on an employer’s right to terminate the employment of employees. Notwithstanding the foregoing, the release within this Agreement does not extend to those rights that cannot be waived as a matter of law or any rights expressly arising under or preserved by this Agreement, which includes your rights to the Separation Benefits.
(c)
You specifically understand that this Agreement, and the release contained herein, waives all claims and rights you might have under the ADEA. You acknowledge receipt of the ADEA Disclosure provided to you and incorporated herein by reference.

(d)
The Company shall instruct its officers and directors not to at any time make (or cause to be made) in a public forum any knowingly disparaging, derogatory or other negative statement about you. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
5.
Return of Company Property. Upon the Separation Date, or at any other time requested by the Company, you agree to return to the Company all property of the Company Group, excluding your home printer and current phone number, including without limitation, any keys, access cards, credit cards, books, manuals, memoranda, writings, files, reports, mailing lists, customer lists, correspondence, computer software, disks and the like, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to you during your employment with the Company as well as all paper and electronic copies of materials and documents in your possession or under your direct or indirect control relating to the Company, its business, executives, and customers, and, you represent that you will not retain copies, in whatever form, of any such materials or documents; provided, that to the extent you later become aware of Company property in your possession, you will promptly upon discovery return to the Company all such Company property. In addition, on or before the Separation Date, you will return any Company-issued laptop, computer monitors, docking station and any other home office equipment or items supplied by the Company, excluding your home printer.
6.
Cooperation. Following the Separation Date, upon reasonable request from the Company and at the Company’s expense, you will respond and provide information with respect to matters in which you have knowledge as a result of your services to the Company and its subsidiaries and affiliates and will provide reasonable assistance to the Company in defense of any claims that may be made against the Company, and will reasonably assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of your employment with the Company, provided, that such assistance shall not interfere with any other employment you may have.
7.
Post-Employment Obligations.
(a)
By signing this Agreement, you acknowledge and reaffirm your understanding of, and agreement to comply with, all of your post-employment obligations, including those set forth in the Option Agreement, in accordance with their terms.
(b)
Nothing in this Agreement or any other agreement between you and the Company or any of its affiliates will preclude your right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. Further, nothing in this Agreement or any other agreement between you and the Company or any of its affiliates preclude your right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program. You will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. You will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, provided, that that you file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

8.
Acknowledgement.
(a)
You acknowledge that you have read this Agreement, including the Exhibits, in its entirety, fully understand its meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance. You acknowledge and warrant that you have had the opportunity to consider for forty-five (45) days the terms and provisions of this Agreement and that you have been advised by the Company of your right to consult with an attorney prior to executing this Agreement. You may execute this Agreement prior to the conclusion of the forty-five (45) day period, and if you elect to do so, you acknowledge that your decision to do so is knowing, voluntary, and you were not otherwise induced by the Company to do so through fraud, misrepresentation, a threat to withdraw or alter a prior offer, or by providing different terms. You have the right to revoke this Agreement for seven (7) days after you sign it (the “Revocation Period”). Your notice of revocation must be in writing via email, return receipt requested, delivered to the attention of Ren Akinci, EVP, People & Culture Officer, Ren.Akinci@emeraldx.com, on or before the end of the seven-day period. This Agreement will not become effective until the eighth (8th) day following the Company’s receipt of your executed Agreement (the “First Release Effective Date”). If you revoke this Agreement during the Revocation Period or do not timely sign it as set forth above, it will become null and void.
(b)
In order to obtain the payments and benefits provided in Section 2 herein, you must sign and return to the Company the Reaffirmation of Agreement attached hereto as Exhibit A by the later of five (5) business days following the Separation Date and forty-five (45) days after receiving this Agreement and the attached exhibits, but not before the Separation Date. As of such date, you will have had more than 45 days to again consider the terms of this Agreement (including the attached Reaffirmation of Agreement) and following your execution and delivery of the Reaffirmation of Agreement you will be provided with an additional seven (7) day revocation period. You further agree that if you decide to rescind this Agreement, either initially or after signing the Reaffirmation of Agreement, the Company will be relieved of all of its obligations hereunder (other than any Accrued Amounts and the provision of health coverage if you exercise your “COBRA” rights), including without limitation, the Company’s obligation to make any payments specified in Section 2 above. Your failure to sign or revocation of the Reaffirmation of Agreement will not affect the validity of the release given by you as the result of your initial execution of this Agreement.
9.
Indemnification and D&O Insurance Coverage. You will continue to be covered under the terms of that certain Indemnity Agreement between you and Emerald Holding, Inc. dated as of June 29, 2023 and in particular those provisions relating to an Officer of the Company as covered therein. The Company agrees that nothing contained in this Agreement releases or otherwise impacts your rights pursuant to the Company’s Directors and Officers liability insurance policies.
10.
Severability. In the event any provision of the Agreement is found to be unenforceable or illegal, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.
11.
No Admission. Nothing herein will be deemed to constitute an admission of wrongdoing by the Company or any other member of the Released Group. Neither this Agreement nor any of its terms will be used as an admission or introduced as evidence against the Company or any member of the Released Group as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.
12.
Section 409A. The Parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”), or an exemption from Section 409A, and that all provisions of this Agreement will be interpreted accordingly. Any installment payments under this Agreement will be treated as separate payments for purposes of Section 409A.

13.
Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Photographic and fax copies of such signed counterparts may be used in lieu of the originals of this Agreement for any purpose. The Parties understand and agree that to the extent they use e-signature below, their respective electronic signatures of this Agreement will have the same legal effect for all intents and purposes as traditional handwritten signatures.
14.
Governing Law. The terms of this Agreement and all rights and obligations of the Parties thereto, including its enforcement, will be interpreted and governed by the laws of New York, without giving effect to its conflict of law principles.
15.
Entire Agreement. Except as set forth herein, the terms contained in this Agreement and the Option Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral with the exception of any agreements concerning confidentiality, trade secrets, all of which agreements will remain in full force and effect, and are hereby confirmed and ratified. You represent that in executing this Agreement, you have not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement will be valid or binding upon the Parties unless in writing and signed by both Parties.
16.
No Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

EMERALD X, LLC

By:	/s/ Ren Akinci

Date:	03/03/2024

Agreed to and Accepted By:

By:	/s/Stacey Sayetta

Date:

EXHIBIT A

Reaffirmation of Agreement

Reference is hereby made to the Separation Agreement and General Release (“Agreement”), between the undersigned and Emerald X, LLC, a Delaware limited liability company (the “Company”), which Agreement contemplates the execution by the undersigned of this Reaffirmation (this “Reaffirmation”). It is acknowledged and agreed that this Reaffirmation will be part of and subject to the terms of the Agreement, and capitalized terms in this Reaffirmation will be as defined in the Agreement unless otherwise defined herein.

The undersigned hereby states, affirms, and agrees as follows:

A.
The Release of claims set forth in Section 4 of the Agreement is hereby reaffirmed in full as if fully set forth herein.
B.
The execution of this Reaffirmation is without any admission of liability by the Company.
C.
Employee acknowledges receipt of the ADEA Disclosure as described in the Agreement and incorporated herein by reference.
D.
The undersigned acknowledges that she has seven (7) days to revoke this Reaffirmation, and that she has had at least 45 days to review and consider this Reaffirmation and its terms, including all rights and obligations created by the Agreement. If no such revocation occurs, this Reaffirmation will become irrevocable in its entirety, and binding and enforceable against the undersigned, on the day next following the day on which the foregoing seven- day period has elapsed (the “Reaffirmation Effective Date”).
E.
The undersigned has considered and understands the terms of this Reaffirmation, the consideration she will receive if she enters into this Reaffirmation and does not revoke it, and what rights and benefits she is giving up, up to and including the date she signs, including her rights under the ADEA. The undersigned has hereby been advised to consult an attorney about the contents and meaning of this Reaffirmation, and has had the opportunity to do so to her satisfaction. The undersigned acknowledges and agrees that she knowingly and voluntarily has entered into this Reaffirmation agreement with complete understanding of all relevant facts, and that she was neither fraudulently induced nor coerced to enter into this Reaffirmation.

ACCEPTED AND AGREED:

Date:

Signature:

Email:	stacey.sayetta@emeraldx.com